CONTROL SHARE PURCHASE AND TRANSFER AGREEMENT

ESG Inc. (OTCQB: ESGH)	15.00

This Control Share Purchase and Transfer Agreement (this “Agreement”) is made as of October __, 2026 (the “Agreement Date”), by and among (i) DCG China Limited (“Seller” or “DCG”), (ii) BevPoint Capital LP, a Florida limited partnership (“Buyer” or “BevPoint”), and (iii) ESG Inc., a Nevada corporation (“ESG” or the “Company”), solely with respect to the provisions expressly applicable to the Company. Seller, Buyer and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Seller is the record and beneficial owner of exactly 9,641,110 shares of the Company’s common stock, par value $0.001 per share (the “Control Shares”), representing 61.836% of the Company’s issued and outstanding common stock as reflected on the current shareholder record maintained by the Company’s transfer agent and delivered to Buyer.

B. Buyer desires to purchase, and Seller desires to sell, all of the Control Shares for the cash purchase price set forth herein, resulting in a change in voting control of the Company at the Closing.

C. At or substantially concurrently with the contribution, merger or other acquisition by the Company of BevPoint’s operating business or another operating business designated by Buyer (the “Business Combination”), the Company intends to designate and issue to Buyer or its permitted designee one share of a new series of preferred stock (the “Control Preferred”) with voting rights sufficient, together with the 9,641,110 Control Shares, to provide Buyer not less than 90% of the Company’s outstanding voting power immediately following issuance, calculated as provided herein and in the Certificate of Designation attached as Exhibit B (the “Control Issuance”). The Control Preferred is part of the governance arrangements for the Business Combination; it is not purchase-price consideration to Seller and is not a condition to the Closing.

D. Buyer, the Company, Monroe Street Capital Partners, LP, Crom Structured Opportunities Fund I, LP, and Labrys Fund II, L.P. are entering into or will enter into a Lock-Up, Leak-Out and Prepayment Agreement (the “Lender Agreement”) addressing the Company’s outstanding notes held by those lenders (the “Existing Notes”).

E. The transfer of the Control Shares will effect the change in stockholder control at the Closing. Changes in the Company’s officers and board of directors will be implemented at Closing in accordance with applicable law, including Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 thereunder, to the extent applicable.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. DEFINITIONS

“Business Day” means any day other than a Saturday, Sunday or U.S. federal banking holiday.

“Business Combination” means the contribution, merger, share exchange or other acquisition by the Company of BevPoint’s operating business or another operating business designated by Buyer.

“Buyer Note” means the $125,000 promissory note delivered by Buyer to Seller at Closing in substantially the form attached as Exhibit A.

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“Closing” means the time at which (i) Seller has confirmed in writing its receipt of the full Closing Cash Payment in immediately available cleared funds and the Buyer Note has been released to Seller in accordance with Section 4.8, and (ii) the Transfer Agent’s books and records first reflect Buyer or a permitted designated transferee that has complied with Section 8.4 as the registered holder of all 9,641,110 Control Shares following release of Seller’s transfer instructions in accordance with Section 4.8.

“Closing Date” means the date on which the Closing occurs.

“Company SEC Reports” means the reports, statements and other documents publicly filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) before the Agreement Date.

“Control Preferred” means one share of Series A Control Preferred Stock to be designated and issued at or substantially concurrently with the Business Combination pursuant to Section 3 and substantially in the form of Certificate of Designation attached as Exhibit B.

“Existing Notes” means the convertible promissory notes held by Monroe Street Capital Partners, LP, Crom Structured Opportunities Fund I, LP and Labrys Fund II, L.P., together with all amendments, accrued interest, fees and other amounts thereunder.

“Restoration Event” has the meaning set forth in Section 9.1.

“Seller Closing Liabilities” means the known, accrued and disclosed parent-level cash liabilities specifically identified on Schedule 6.2 that Seller has expressly agreed to cause to be paid, waived or otherwise resolved at or before Closing.

“Seller Knowledge” means the actual knowledge of Zhi Yang, after reasonable inquiry of the Company’s books and records and the Company’s Chief Financial Officer or accounting personnel reasonably available to him.

“Transfer Agent” means West Coast Stock Transfer, Inc., or any successor transfer agent then serving the Company.

2. PURCHASE AND SALE OF CONTROL SHARES

2.1 Sale and Transfer. Subject to the terms and conditions of this Agreement, at Closing Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of the Control Shares, free and clear of any lien, pledge, security interest or adverse claim created by or through Seller, but subject to applicable federal and state securities-law restrictions and any restrictive legend or book-entry notation required by law.

2.2 Purchase Price. The aggregate purchase price for the Control Shares is Two Hundred Fifty Thousand Dollars ($250,000) (the “Purchase Price”), payable solely in cash and the Buyer Note as follows: (a) $125,000 in immediately available U.S. funds at Closing (the “Closing Cash Payment”); and (b) the Buyer Note in the original principal amount of $125,000, due six (6) months after the Closing Date. No Company stock, preferred stock, warrant, option or other security is payable to Seller as purchase-price consideration.

2.3 Source of Purchase Price. Buyer shall fund the Closing Cash Payment and all payments under the Buyer Note from Buyer’s own funds or other non-Company sources. Buyer shall not use, directly or indirectly, cash or other assets of the Company or ESG Provisions, Inc. to pay the Purchase Price.

2.4 Prepayment. Buyer may prepay the Buyer Note in whole or in part at any time without premium or penalty.

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3. CONTROL PREFERRED; EXPENSES

3.1 Control Preferred in Connection with Business Combination. The Control Preferred shall not be issued merely by reason of the Closing. At or immediately before the effective time of the Business Combination, the Company shall take the corporate actions necessary to approve and file the Certificate of Designation attached as Exhibit B, cause it to become effective before issuance as required by Nevada law, and validly issue one share of Control Preferred to Buyer or a permitted designee that has complied with the applicable joinder requirements of Section 8.4. The Board shall determine and approve the consideration received by the Company for such issuance in connection with the Business Combination and related contractual undertakings, consistent with applicable Nevada law. The Control Preferred is not consideration for the sale of the Control Shares.

3.2 Voting Control Following Control Issuance. Immediately after issuance of the Control Preferred in connection with the Business Combination, and before giving effect to any conversion of the Existing Notes or exercise of outstanding warrants, the Control Shares and the Control Preferred together shall provide Buyer not less than 90% of the Company’s outstanding voting power. The voting formula shall be determined under the Certificate of Designation based on the Company’s actual outstanding voting securities at that time, including any equity compensation shares validly issued before such calculation.

3.3 Expenses and Company Costs. Buyer and Seller shall each bear their own legal, advisory and transaction expenses. From and after the Closing Date, Buyer shall be responsible for and shall timely fund or directly pay all reasonable parent-level Company costs and expenses first incurred or becoming due from and after the Closing Date in the ordinary course or in connection with this Agreement, the Closing and the Company’s public-company obligations, including SEC/EDGAR, Rule 14f-1, PCAOB audit or review, accounting, legal, transfer-agent, Nevada filing, OTC Markets, FINRA, CUSIP, name or trading-symbol matters and other ordinary issuer-level compliance costs (collectively, “Company Costs”). Buyer shall also be responsible for paying the Company’s transfer agent up to $1,750 prior to the Closing Date for the transfer agent’s printing and mailing fees associated with the distribution of the Company’s 14F-1 information statement. Any pre-Closing expense payment by Buyer under this Section shall not constitute indebtedness of the Company to Buyer unless separately approved and documented in writing by the Company, and no Company Cost shall reduce or offset the Purchase Price or any amount due under the Buyer Note. Existing Notes and Seller Closing Liabilities are governed solely by Sections 6.1 and 6.2. Neither Seller nor Zhi Yang shall be personally responsible for Company Costs.

4. CLOSING

4.1 Closing Mechanics and Counsel-Held Escrow. The Parties intend to complete the Control Share transfer promptly after execution of this Agreement. Before Closing, Seller shall deliver to Buyer’s counsel the executed transfer instructions and other Seller closing documents required by Section 4.2, and Buyer shall cause Buyer’s counsel to hold such documents in escrow solely for release in accordance with Section 4.8 and not otherwise use, submit to the Transfer Agent, deem effective or release them. Buyer shall deliver the executed Buyer Note and Pledge and Restoration Agreement to Seller to be held in escrow pending release in accordance with Section 4.8. No third-party escrow agent is required.

4.2 Seller Deliverables. Before Closing, Seller shall deliver to Buyer’s counsel, to be held in escrow under Section 4.1: (a) duly executed stock powers or transfer instructions sufficient for the Transfer Agent to transfer all 9,641,110 Control Shares to Buyer or a permitted designated transferee that has complied with Section 8.4; (b) evidence reasonably satisfactory to Buyer of Seller’s authority to consummate the transaction; (c) the Closing Liability Schedule contemplated by Section 6.2; (d) such other ministerial transfer documents as the Transfer Agent reasonably requires and that are consistent with this Agreement; and (e) executed resignations of the Company’s incumbent officers and directors, effective as of Closing. Seller shall promptly respond to reasonable Transfer Agent questions. Buyer shall cause Buyer’s counsel not to use, submit to the Transfer Agent, or release any of the foregoing documents before Seller’s written confirmation of receipt of the full Closing Cash Payment in cleared funds as provided in Section 4.8.

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4.3 Rule 14f-1. Buyer shall promptly deliver to the Company complete and accurate biographies, beneficial-ownership information, related-party information and all other information reasonably requested by Company counsel for any required Schedule 14F-1 information statement. The Company shall promptly prepare, file and transmit the information statement after receipt of such information. No Buyer-designated change constituting a majority of the Board shall become effective until expiration of the applicable Rule 14f-1 period. Subject to expiration of that period and the other Closing conditions, the agreed officer and director transition shall become effective at Closing.

4.4 Officer and Director Resignations and Appointments. At Closing, the incumbent officers and directors of the Company shall resign and the successor officers and directors designated by Buyer shall be appointed through valid corporate action of the Company in accordance with the Company’s governing documents and applicable law. The Company shall cause the necessary board consent or other corporate action effecting such appointments to be executed before Closing and held for effectiveness at Closing. The Parties agree that no D&O tail insurance is required. Any resignation or release shall not waive indemnification or advancement rights, if any, existing under applicable Nevada law or the Company’s governing documents for pre-Closing service.

4.5 Buyer and Company Deliverables. Before Closing, Buyer shall deliver to Seller the executed Buyer Note and Pledge and Restoration Agreement to be held in escrow under Section 4.1. At Closing, Buyer shall wire the $125,000 Closing Cash Payment in immediately available cleared funds to Seller. Before Closing, the Company shall execute the board consent or other corporate action required under Section 4.4 to appoint Buyer’s nominees effective at Closing and shall provide any Company or Transfer Agent instruction reasonably required to record the Control Share transfer.

4.6 Limited Conditions to Buyer’s Transfer Obligation. Buyer’s obligation to fund and proceed with the Control Share transfer is conditioned only upon: (a) Seller’s representations concerning authority and title to the Control Shares being true in all material respects; (b) Seller’s delivery of the documents required by Section 4.2 to Buyer’s counsel to be held in escrow; (c) effectiveness of the Lender Agreement; (d) the Seller Closing Liabilities having been resolved or documented as provided on Schedule 6.2; (e) expiration of the applicable Rule 14f-1 period pursuant to Section 4.3 and receipt of the resignation and appointment documentation contemplated by Sections 4.2 and 4.4; and (f) no injunction or applicable law prohibiting the transfer. Buyer acknowledges that it has completed or waived all other due diligence conditions by executing this Agreement.

4.7 Limited Conditions to Seller’s Transfer Obligation. Seller’s obligation to release its Control Share transfer documents is conditioned only upon: (a) receipt of the full $125,000 Closing Cash Payment in immediately available cleared funds; (b) execution and delivery of the Buyer Note and Pledge and Restoration Agreement; (c) effectiveness of the Lender Agreement; (d) Buyer’s representations concerning authority and funds being true in all material respects; (e) expiration of the applicable Rule 14f-1 period pursuant to Section 4.3 and completion of the documentation contemplated by Sections 4.2 and 4.4; and (f) no injunction or applicable law prohibiting the transfer.

4.8 Closing Sequence and Release. After satisfaction or waiver of all Closing conditions other than funding and release, Seller may provide Buyer and Buyer’s counsel a written conditional release authorization stating that Seller’s documents held under Section 4.1 shall be released only upon Seller’s subsequent written confirmation that the full Closing Cash Payment has been received in immediately available cleared funds. Buyer shall then wire the Closing Cash Payment. Upon actual receipt of those funds, Seller shall promptly provide written confirmation to Buyer and Buyer’s counsel. Only upon that confirmation: (a) Seller’s transfer instructions and other Seller closing documents are deemed released for the purposes expressly contemplated by this Agreement; (b) the Buyer Note and Pledge and Restoration Agreement are deemed released to Seller; and (c) Buyer may cause Buyer’s counsel to submit Seller’s transfer instructions to the Transfer Agent. Until Seller provides that written confirmation, Buyer shall cause Buyer’s counsel to continue holding Seller’s documents in escrow and not use or submit them to the Transfer Agent for any purpose. Closing occurs when the Transfer Agent records Buyer or a permitted designated transferee that has complied with Section 8.4 as holder of all 9,641,110 Control Shares, the Closing Cash Payment having already been received by Seller. If this Agreement is terminated before release, each Party shall promptly return or destroy the other Party’s unreleased escrowed documents.

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4.9 Failure of Transfer Due to Seller. If, after Seller has confirmed receipt of the Closing Cash Payment and released its transfer documents under Section 4.8, the Transfer Agent does not record the transfer within five (5) Business Days solely because Seller lacks title to the Control Shares or fails to provide a transfer document expressly required under Section 4.2 after written notice and a reasonable opportunity to cure, Buyer may terminate this Agreement, whereupon Seller shall promptly return the Closing Cash Payment and the Buyer Note shall be cancelled. This Section does not apply to delay caused by Buyer, the Transfer Agent, regulatory processing or matters outside Seller’s reasonable control.

5. PRE-CLOSING COVENANTS

5.1 Ordinary Course. From the Agreement Date through Closing, the Company shall operate in the ordinary course consistent with recent practice, subject to the Existing Notes, the Lender Agreement, ordinary public-company compliance obligations and actions expressly contemplated by this Agreement. Buyer shall timely fund or directly pay Company Costs from and after the Agreement Date as provided in Section 3.3.

5.2 Restricted Actions. Before Closing, without Buyer’s prior written consent (not to be unreasonably withheld or delayed), the Company shall not voluntarily issue transaction-related equity or enter into another change-of-control transaction, except for (a) issuances required under pre-existing disclosed securities or debt instruments, (b) the one-time equity compensation issuances described on Schedule 6.2, as approved by the Board before Closing, and (c) actions expressly contemplated by this Agreement.

5.3 Due Diligence. Buyer acknowledges that the Company is an SEC-reporting public company and that substantial corporate, capitalization, financial and liability information is available through the Company SEC Reports. Seller and the Company shall provide targeted supplemental information reasonably necessary to confirm the Control Shares, capitalization, Existing Notes, Seller Closing Liabilities and Closing mechanics, but shall not be required to recreate information already publicly available or provide diligence unrelated to this transaction. Notwithstanding the foregoing, Seller and/or the Company shall at Closing provide all documentation required by FINRA to effect a name change of the Company following Closing, including resignation and appointment documentation for all prior officers and directors of the Company, a copy of the email from the CUSIP Service Bureau verifying the Company’s current CUSIP, transfer agent records as of the date of this Agreement and as of Closing, copies of the Company’s file-stamped articles of incorporation, all amendments thereto, and all certificates of designation, and a summary of the Company’s corporate history prior to Closing, including a history of all reverse stock splits, name changes, and other material corporate actions.

5.4 Buyer Information. Buyer shall promptly provide all information concerning Buyer, its beneficial owners, source of funds, proposed officers/directors and contemplated business combination that is reasonably required for the Company’s Rule 14f-1, Form 8-K, beneficial-ownership and other required public disclosures.

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6. EXISTING NOTES; PRE-CLOSING LIABILITIES

6.1 Existing Notes Remain with ESG. The Existing Notes shall remain obligations of the Company after Closing and shall be governed by their respective instruments and the Lender Agreement. Neither Seller, Zhi Yang, nor any other departing shareholder, officer or director personally assumes or guarantees any Existing Note by reason of this Agreement or the Closing.

6.2 Seller Closing Liabilities and Compensation Wrap-Up. Schedule 6.2 shall identify the known, accrued and disclosed parent-level cash liabilities that Seller has agreed to cause to be paid, waived or otherwise resolved at or before Closing. Company Costs first incurred or becoming due from and after the Agreement Date are governed by Section 3.3 and are not Seller Closing Liabilities. Other than the Existing Notes, items disclosed on Schedule 6.2 and any liability expressly accepted by Buyer in writing, to Seller Knowledge and based upon the Company’s books and records, no known unpaid parent-level Company cash liabilities shall remain outstanding at Closing. In addition, before or substantially concurrently with the Control Share transfer, the Company shall complete the one-time restricted common stock awards approved by the Board before Closing and set forth on Schedule 6.2, consisting of an aggregate of 94,045 restricted shares of Company common stock with an aggregate compensation value of $178,000. The awards are one-time compensation approved in connection with services rendered and the Company’s transition and do not constitute a continuation or reinstatement of any prior compensation arrangement after March 31, 2026. Except for those specifically identified equity compensation issuances, no other accrued officer/director compensation, reimbursement, severance or similar amount shall remain owing by the Company at Closing. Except for the Seller Closing Liabilities expressly listed on Schedule 6.2 and Seller’s indemnification obligations under Section 10, neither Seller nor Zhi Yang shall be deemed to guarantee unknown, unasserted or contingent liabilities of the Company.

7. REPRESENTATIONS AND WARRANTIES

7.1 Representations of Seller

•	Seller is duly organized and validly existing under the laws of its jurisdiction of organization and has full power and authority to execute and perform this Agreement.

•	Seller is the record and beneficial owner of the Control Shares and, except for restrictions arising under applicable securities laws, the Control Shares are free and clear of liens, pledges and adverse claims created by or through Seller.

•	Seller has taken all action required on its part to authorize this Agreement and the sale of the Control Shares.

•	The execution and performance of this Agreement by Seller do not violate any material agreement binding on Seller in a manner that would prevent the sale of the Control Shares.

•	To Seller Knowledge and based upon the Company’s books and records, Schedule 6.2 fairly identifies the known parent-level liabilities that Seller has expressly agreed to resolve before Closing, other than the Existing Notes or other liabilities expressly accepted by Buyer in writing. As of Closing, to Seller Knowledge, there are no other known unpaid parent-level liabilities, including amounts owed to legal advisers, accounting advisers or auditing firms, the Company’s transfer agent, the Company’s EDGAR agent or other Company service providers.

•	Seller has not engaged any broker or finder whose fee could become an obligation of Buyer or the Company as a result of Seller’s actions.

Seller does not make, and Buyer is not relying upon, any representation concerning the Company except as expressly stated in this Agreement or in a representation made directly by the Company below.

7.2 Representations of the Company

•	The Company is a corporation duly organized and validly existing under Nevada law and has corporate power to execute and perform the provisions of this Agreement applicable to it.

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•	The Board of Directors has authorized the Company’s execution, delivery and performance of the provisions of this Agreement applicable to the Company. Approval of the form of the Control Preferred in this Agreement does not itself authorize its filing or issuance; the Board shall separately approve the Certificate of Designation, the consideration and the issuance at or before the Business Combination as contemplated by Section 3.1.

•	The Company’s authorized capital stock includes 65,000,000 shares of common stock and 10,000,000 shares of preferred stock, in each case par value $0.001 per share. The Company’s current Transfer Agent record delivered to Buyer reflects Seller as the registered holder of exactly 9,641,110 common shares. Any valid equity compensation issuances completed under Schedule 6.2 before Closing shall be reflected in the Company’s updated capitalization and do not change the exact number of Control Shares sold by Seller.

•	The Company has no preferred stock outstanding immediately before issuance of the Control Preferred, except as disclosed in writing to Buyer before Closing.

•	The Company SEC Reports, taken as a whole and as of their respective filing dates, constitute the Company’s public disclosure record. Buyer acknowledges that Company-level representations are qualified by matters fairly disclosed in the Company SEC Reports, the Existing Note documents, the Lender Agreement and the disclosure schedules delivered under this Agreement.

•	The Company is not, and during the two fiscal years immediately preceding Closing has not been, a shell company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

•	Except for (i) liabilities reflected or disclosed in the Company’s financial statements included in the Company SEC Reports, (ii) the Existing Notes, (iii) liabilities listed on Schedule 6.2, and (iv) liabilities expressly accepted by Buyer in writing, as of Closing the Company has no other liabilities required to be reflected or accrued in accordance with generally accepted accounting principles, including amounts owed to legal advisers, accounting advisers or auditing firms, the Company’s transfer agent, the Company’s EDGAR agent or other Company service providers.

7.3 Representations of Buyer

•	Buyer is duly organized, validly existing and authorized to execute and perform this Agreement and the related transaction documents.

•	Buyer is acquiring the Control Shares in a privately negotiated transaction for investment and not with a present view to an unlawful public distribution. Buyer is sophisticated in investments involving restricted securities and understands that the Control Shares may not be publicly resold absent registration or an available exemption.

•	Buyer has sufficient immediately available funds to make the Closing Cash Payment and has the financial ability to perform the Buyer Note.

•	Buyer’s Purchase Price funds will not be derived from Company or ESG Provisions assets.

•	Buyer has reviewed the Company SEC Reports, the material Existing Note documents made available to it, and the Lender Agreement, and is entering into this Agreement based upon its own review and the express representations contained herein.

•	Buyer has not engaged any broker or finder whose fee could become an obligation of Seller or the Company as a result of Buyer’s actions.

8. POST-CLOSING COVENANTS; CAPITAL PROTECTION

8.1 Public-Company Responsibility. Without limiting Buyer’s obligations under Section 3.3 from and after the Agreement Date, from and after Closing Buyer and the Company under Buyer’s control shall be responsible for the Company’s operations, funding, SEC reporting, PCAOB audit/review, accounting, legal, transfer-agent, OTC Markets/OTCQB, EDGAR and other public-company matters, except for obligations expressly retained by Seller under this Agreement.

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8.2 No Reverse Split. From Closing until the later of (a) six (6) months after the Closing Date and (b) payment in full of the Buyer Note, Buyer shall not cause, approve, vote for or consent to, and the Company shall not effect, any reverse stock split, share consolidation or similar reduction in the number of outstanding shares of Company common stock.

8.3 Financing Flexibility. After Closing, Buyer and the Company may raise capital, issue securities, acquire assets or businesses and otherwise develop Buyer’s business, subject to applicable law, the Company’s governing documents, the Lender Agreement and the restoration protections in this Agreement. Nothing herein is intended to, nor shall it, prohibit bona fide post-Closing financing or business development.

8.4 Preservation of Restoration Rights. Until the Buyer Note is paid in full: (a) Buyer shall not sell, assign, pledge or otherwise encumber any of the 9,641,110 Control Shares or, after issuance, the Control Preferred; (b) before issuance of the Control Preferred, Buyer shall not cause an equity issuance or similar corporate action that would cause the 9,641,110 Control Shares, if restored to Seller, to cease representing majority voting control unless equivalent restoration protection is implemented concurrently; (c) after issuance, the Control Preferred and related transaction documents shall remain structured so that, upon a Restoration Event and transfer back to Seller of all 9,641,110 Control Shares and the Control Preferred, Seller will automatically hold securities carrying at least a majority of the Company’s then-outstanding voting power, without further shareholder approval or additional consideration by Seller; and (d) Buyer shall not amend, waive or impair the Control Preferred or restoration rights. Any post-Closing financing or issuance that would otherwise impair that result shall be accompanied concurrently by such additional restoration securities, voting rights, proxies or other protections as are necessary to preserve Seller’s majority-voting restoration right. Before payment in full of the Buyer Note, the Control Shares and any Control Preferred shall be registered in the name of Buyer, unless a designated transferee first executes a joinder reasonably satisfactory to Seller agreeing to be bound by the applicable transfer restrictions, security-interest and restoration provisions of this Agreement and the Pledge and Restoration Agreement; Buyer shall remain fully liable for the Buyer Note and all restoration obligations notwithstanding any such permitted designation. Notwithstanding anything to the contrary in this Agreement, Buyer and the Company following Closing shall not be required to effect any action requiring shareholder consent and the filing and mailing of either a Schedule 14A proxy statement or Schedule 14C information statement with the SEC, including but not limited to effecting (i) an amendment to the Company’s articles of incorporation to increase the authorized stock of the Company, or (ii) a reverse stock split.

8.5 Buyer Filings. Buyer shall be responsible for timely filing any Schedule 13D, Forms 3/4 or other beneficial-ownership or insider reports required as a result of Buyer’s acquisition of the Control Shares or Control Preferred. Buyer shall provide the Company all information reasonably required for the Company’s Form 8-K and other required disclosures concerning the transaction.

9. BUYER NOTE DEFAULT; RESTORATION OF CONTROL

9.1 Restoration Event. If Buyer fails to pay the Buyer Note in full when due and the failure continues for five (5) Business Days after written notice from Seller, a “Restoration Event” shall occur.

9.2 Automatic Restoration Obligation. Upon a Restoration Event, Buyer shall immediately transfer and deliver to Seller, free and clear of liens or claims created by Buyer, all 9,641,110 Control Shares, the single share of Control Preferred if then issued, and all additional restoration securities, if any, then subject to the Pledge and Restoration Agreement. If the Control Preferred has been issued, its voting rights shall operate in accordance with its Certificate of Designation so that Seller, upon such transfer, automatically regains at least majority voting control without further shareholder action or additional consideration.

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9.3 Restoration Mechanics. Following a Restoration Event, Buyer shall promptly execute and deliver all transfer instructions and other documents reasonably required by the Transfer Agent to register the return to Seller of all 9,641,110 Control Shares, the Control Preferred if then issued, and any additional restoration securities required under this Agreement. The Company shall promptly cooperate with Buyer, Seller and the Transfer Agent and provide such Company instructions or confirmations as are reasonably necessary to effect that restoration. Buyer shall not take any action intended to frustrate or delay lawful restoration. No pre-executed return stock power or return transfer instruction is required at Closing. Notwithstanding anything to the contrary in this Agreement, Buyer and the Company following Closing shall not be required to effect any action requiring shareholder consent and the filing and mailing of either a Schedule 14A proxy statement or Schedule 14C information statement with the SEC, including an amendment to increase the Company’s authorized stock or a reverse stock split. Nothing herein prohibits bona fide post-Closing financing, acquisitions, integration of acquired assets or other business development, provided that such action does not relieve Buyer or the Company of the restoration obligations expressly set forth in this Agreement.

9.4 Retention of Initial Payment; Cancellation of Note. Upon completion of restoration, Seller shall retain the $125,000 Closing Cash Payment as agreed consideration for the transfer of control during the interim period and transaction costs, and not as a penalty. The unpaid principal of the Buyer Note shall then be cancelled, except for accrued default interest and reasonable enforcement costs expressly recoverable under the Buyer Note. This restoration remedy and retention of the Closing Cash Payment are the Parties’ agreed exclusive purchase-price remedy for such uncured payment default, absent fraud or willful misconduct.

9.5 Potential Acquisition Rescission. Upon restoration of Seller’s voting control as required by this Section 9, the Company may, to the extent permitted by the applicable transaction documents and law, rescind or otherwise address a post-Closing acquisition of assets or business contributed by Buyer. Any such rescission or other treatment shall be governed solely by the applicable transaction documents and law, and Seller shall have no obligation or liability with respect thereto solely by reason of the restoration of control.

9.6 No Company Asset Security. Buyer’s Purchase Price obligations are not secured by assets of the Company or ESG Provisions, Inc. Seller’s security and restoration rights run against Buyer and the Control Shares, Control Preferred and other restoration securities, and not against Company operating assets solely because Buyer fails to pay the Buyer Note.

10. INDEMNIFICATION; LIMITATIONS

10.1 Seller Indemnity. Subject to this Section 10, Seller shall indemnify Buyer from direct losses actually incurred arising from (a) Seller’s breach of a representation, warranty or covenant expressly made by Seller in this Agreement, or (b) a Seller Closing Liability that Seller expressly agreed on Schedule 6.2 to satisfy but failed to satisfy. Seller shall not indemnify Buyer for the Existing Notes, liabilities expressly accepted by Buyer, matters fairly disclosed in the Company SEC Reports or disclosure schedules, or liabilities arising from post-Closing operations or actions of Buyer or the Company under Buyer’s control.

10.2 Buyer Indemnity. Buyer shall indemnify Seller and its directors, officers, representatives and affiliates from losses arising from (a) Buyer’s breach of this Agreement, including Buyer’s failure to fund or pay Company Costs as required by Section 3.3, the Buyer Note or the Pledge and Restoration Agreement; (b) operation or control of the Company after Closing; (c) post-Closing financing, securities issuances, acquisitions, SEC/OTC/FINRA filings or noteholder dealings; or (d) Buyer’s failure to perform the restoration obligations.

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10.3 Survival. Seller’s non-fundamental representations and warranties shall survive for twelve (12) months after Closing. Seller’s representations concerning authority and title to the Control Shares shall survive for twenty-four (24) months. Covenants to be performed after Closing survive according to their terms.

10.4 Seller Liability Cap and Basket. Except for fraud or willful misconduct, Seller’s aggregate liability under Section 10.1 shall not exceed the aggregate Purchase Price actually received and retained by Seller. No indemnity claim for breach of a non-fundamental representation may be asserted unless the aggregate amount of such claims exceeds $10,000, after which only the excess over $10,000 is recoverable. The basket does not apply to title, authority or a specifically scheduled Seller Closing Liability.

10.5 No Personal Recourse. Zhi Yang signs documents solely in representative capacities and shall have no personal payment, guaranty or indemnification obligation under this Agreement, the Buyer Note or the Existing Notes unless he separately executes an instrument expressly imposing such personal obligation.

10.6 Exclusive Contractual Remedies. Except for specific performance, injunctive relief, fraud or willful misconduct, the indemnification and restoration provisions of this Agreement are the Parties’ exclusive contractual remedies for matters covered by them.

11. SECURITIES-LAW AND PUBLIC-COMPANY MATTERS

11.1 Private Transfer. The Parties intend the transfer of the Control Shares to be a privately negotiated resale exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an available exemption determined by transaction counsel. Buyer shall execute such investment and transfer representations as Seller, Company counsel or the Transfer Agent reasonably requests to support the exemption and applicable legend treatment.

11.2 Control Preferred Issuance. The Company and Buyer intend the issuance of the Control Preferred in connection with the Business Combination to be exempt from Securities Act registration pursuant to Section 4(a)(2), Regulation D or another available exemption, as determined by Company counsel. The Certificate of Designation attached as Exhibit B must become effective before issuance. The Board shall approve the issuance and the consideration received by the Company in connection with the Business Combination in accordance with applicable Nevada law. Buyer shall provide customary investment-intent and other representations reasonably requested by Company counsel.

11.3 Company Disclosure. The Company shall make the Form 8-K and other SEC/OTC disclosures required in connection with entry into and Closing of this Agreement, including disclosures concerning the change in control and officer/director changes. Buyer and Seller shall timely provide information reasonably required for those filings. Nothing in this Agreement permits either Buyer or Seller to prevent the Company from making a disclosure that Company counsel determines is legally required.

12. MISCELLANEOUS

12.1 Governing Law; Venue. This Agreement and the Buyer Note shall be governed by Nevada law, without regard to conflicts principles; provided that questions concerning perfection and enforcement of any security interest may be governed by applicable Uniform Commercial Code law. Each Party irrevocably submits to the state and federal courts located in New York County, New York for disputes arising from this Agreement, except that proceedings that by mandatory law must be brought in Nevada or another jurisdiction, including certain corporate, Secretary of State, transfer-agent or UCC remedies, may be brought in the jurisdiction required by applicable law.

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12.2 Specific Performance. The Parties acknowledge that monetary damages may be inadequate for breaches involving transfer of the Control Shares, Control Preferred or restoration rights. Subject to applicable law, the non-breaching Party may seek specific performance or injunctive relief in addition to other remedies expressly provided herein.

12.3 Assignment. Before payment in full of the Buyer Note, Buyer may not assign this Agreement or transfer the Control Shares or Control Preferred except to a permitted designee that has complied with Section 8.4 or with Seller’s prior written consent. Seller may assign its payment and restoration rights to an affiliate or designee upon written notice to Buyer, provided Seller remains responsible for its obligations unless Buyer agrees otherwise.

12.4 Entire Agreement. This Agreement, the Buyer Note, the Pledge and Restoration Agreement, the Lender Agreement, the Certificate of Designation attached as Exhibit B, and the schedules/exhibits hereto constitute the entire agreement among the applicable Parties concerning the Control Share sale and supersede prior letters of intent and negotiations concerning the Control Shares.

12.5 Amendments; Waivers. No amendment or waiver is effective unless in writing signed by the Party against whom enforcement is sought. A waiver on one occasion is not a waiver on another.

12.6 Notices. Notices shall be in writing and delivered by email with confirmation of transmission, nationally recognized overnight courier, or personal delivery to the addresses set forth below or to another address designated by notice.

If to Buyer: BevPoint Capital LP, 601 21st Street, Suite 300, Vero Beach, Florida 32960, Attn: Christopher Sellers, with a copy to Buyer’s counsel at the address separately provided.

If to Seller: DCG China Limited, Unit D18, 3/F, Wong King Industrial Building, No. 2–4 Tai Yau Street, Kowloon, Hong Kong.

If to the Company: ESG Inc., 433 East Hillendale Road, Chadds Ford, Pennsylvania 19317, Attn: Chief Executive Officer, with a copy to Company counsel.

12.7 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts and by DocuSign, PDF or other electronic signature, each of which is deemed an original and all of which constitute one instrument.

12.8 Further Assurances. Each Party shall execute and deliver such additional ministerial instruments and take such actions as are reasonably necessary to effect the transactions expressly contemplated hereby, provided no Party is required to assume an additional material economic obligation not stated in the definitive transaction documents.

12.9 Severability. If any provision is held invalid or unenforceable, it shall be enforced to the maximum extent permitted and the remaining provisions remain effective.

12.10 No Third-Party Beneficiaries. Except for indemnified persons under Section 10, this Agreement is solely for the benefit of the Parties and creates no rights in any other person.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

DCG CHINA LIMITED		BEVPOINT CAPITAL LP
By: BevPoint Group LLC, its General Partner

By:	/s/ Zhi Yang	By:	/s/ Chris Sellers
Name: Zhi Yang		Name: Chris Sellers
Title: Director		Title: Manager
Date:	10/15/2026	Date:	10/15/2026

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ESG INC.

(solely as to provisions applicable to the Company)

By:	/s/ Zhi Yang
Name: Zhi Yang
Title: Chief Executive Officer
Date:	10/15/2026

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EXHIBIT A — FORM OF BUYER NOTE
PROMISSORY NOTE

$125,000.00

Date: October __, 2026

FOR VALUE RECEIVED, BevPoint Capital LP (“Maker”) promises to pay to the order of DCG China Limited (“Holder”) the principal sum of One Hundred Twenty-Five Thousand Dollars ($125,000) on the date that is six (6) months after the Closing Date under the Control Share Purchase and Transfer Agreement dated October __, 2026 (the “Purchase Agreement”). Capitalized terms not defined herein have the meanings in the Purchase Agreement.

1. Interest. No interest accrues if this Note is paid in full when due. After an uncured payment default, the unpaid principal bears interest at the lesser of twelve percent (12%) per annum or the maximum lawful rate until paid or cancelled upon completed restoration under the Purchase Agreement.

2. Prepayment. Maker may prepay this Note at any time without premium or penalty.

3. Default; Cure. Failure to pay this Note when due constitutes a default if not cured within five (5) Business Days after written notice from Holder.

4. Restoration Remedy. Upon an uncured payment default, the restoration provisions of Section 9 of the Purchase Agreement and the Pledge and Restoration Agreement apply. Upon completed restoration of the Control Shares and Control Preferred to Holder, the unpaid principal of this Note is cancelled, except accrued default interest and reasonable enforcement costs expressly recoverable under the Purchase Agreement.

5. Costs. Maker shall reimburse Holder for reasonable documented out-of-pocket enforcement costs, including reasonable attorneys’ fees, incurred after an uncured default.

6. Governing Law; Venue. Nevada law governs this Note, subject to applicable UCC law governing collateral perfection and enforcement. Any action arising from this Note shall be brought in the state or federal courts located in New York County, New York, except where mandatory law requires another forum.

BEVPOINT CAPITAL LP

By: BevPoint Group LLC, its General Partner

By:
Name: Chris Sellers
Title: Manager
Date:

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EXHIBIT B — FORM OF CERTIFICATE OF DESIGNATION OF SERIES A CONTROL PREFERRED STOCK

CERTIFICATE OF DESIGNATION OF SERIES A CONTROL PREFERRED STOCK OF ESG INC.

Pursuant to NRS 78.195 and 78.1955, ESG Inc., a Nevada corporation (the “Corporation”), hereby establishes a series of its authorized preferred stock with the following voting powers, designations, preferences, limitations, restrictions and relative rights. This Certificate of Designation must become effective before any share of the Series A Control Preferred Stock is issued.

1. Designation, Number and Issuance Context. One (1) share of the Corporation’s authorized preferred stock, par value $0.001 per share, is designated “Series A Control Preferred Stock” (the “Series A Preferred”). The Series A Preferred is authorized for issuance in connection with the Business Combination contemplated by the Purchase Agreement and related contractual undertakings, for consideration approved by the Board of Directors in accordance with applicable Nevada law.

2. Dividends. The Series A Preferred shall not be entitled to any dividend or distribution unless expressly declared by the Board of Directors with respect to the Series A Preferred. No dividend preference over the Common Stock is created by this Certificate.

3. Liquidation Preference. Upon liquidation, dissolution or winding up of the Corporation, the holder of the Series A Preferred shall be entitled, before any distribution with respect to Common Stock, to receive $0.001 for the Series A Preferred, and shall not otherwise participate in distributions solely by reason of holding the Series A Preferred.

4. Voting While Held by BevPoint. So long as the Series A Preferred is held by BevPoint Capital LP or its permitted designee, the holder shall vote together with the holders of Common Stock as a single class on all matters on which the Common Stock is entitled to vote, except as otherwise required by law. Immediately before each such vote, the Series A Preferred shall be entitled to the number of votes V determined by the formula V = max(0, 9T - 10B), where “T” is the aggregate number of votes entitled to be cast by all outstanding voting securities of the Corporation other than the Series A Preferred, and “B” is the aggregate number of those T votes otherwise held by BevPoint Capital LP and its controlled affiliates. This formula is intended to cause BevPoint and its controlled affiliates, after including the Series A Preferred votes, to hold exactly ninety percent (90%) of the aggregate voting power when additional preferred votes are required; if B already equals or exceeds 90% of T, V is zero. Unexercised warrants and unconverted convertible securities are excluded until actually exercised or converted.

5. Restoration Voting Rights. If the Series A Preferred is transferred to DCG China Limited (“DCG”) pursuant to the restoration provisions of the Control Share Purchase and Transfer Agreement dated October __, 2026 between DCG, BevPoint Capital LP and the Corporation (the “Purchase Agreement”), then, while the Series A Preferred is held by DCG or its designated affiliate, it shall vote together with the Common Stock and shall be entitled to the minimum additional number of votes necessary so that DCG and its controlled affiliates, including the restored Control Shares, hold more than fifty percent (50%) of the Corporation’s aggregate outstanding voting power. Such voting adjustment shall occur automatically upon registration of the Series A Preferred in the name of DCG or its designated affiliate pursuant to a Restoration Event and shall not require further shareholder action or additional consideration from DCG.

6. No Conversion Right. The Series A Preferred is established for voting-control purposes and is not convertible into Common Stock unless this Certificate is amended in accordance with Nevada law and, while the Buyer Note remains outstanding, with DCG’s prior written consent. Nothing in this Section limits the Corporation’s ability to issue other securities in bona fide financings or acquisitions, subject to the Purchase Agreement.

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7. Transfer Restrictions During Buyer Note. Until the Buyer Note has been paid in full, the Series A Preferred may not be sold, assigned, pledged or otherwise encumbered by BevPoint except for a transfer to DCG pursuant to the restoration provisions of the Purchase Agreement or a transfer to a permitted designee that has complied with the applicable joinder requirements of Section 8.4 of the Purchase Agreement.

8. No Debt; No Security Interest. The Series A Preferred is equity only, does not constitute indebtedness of the Corporation, is not secured by assets of the Corporation or any subsidiary, and does not amend the conversion price, repayment rights or other contractual rights of any Existing Note except pursuant to the applicable lender’s separate written agreement.

9. Protective Provision While Buyer Note Outstanding. Until the Buyer Note has been paid in full, the Corporation shall not amend, alter or repeal this Certificate, or take action specifically intended to defeat the restoration voting rights in Section 5, without DCG’s prior written consent, except to the extent a provision is required to be modified by applicable law.

10. Rank. Except for the nominal liquidation preference in Section 3, the Series A Preferred shall rank pari passu with the Common Stock with respect to distributions and shall be junior to all indebtedness and creditor claims of the Corporation.

11. Severability. If any provision of this Certificate is held invalid or unenforceable, the remaining provisions shall remain effective to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer on October __, 2026.

ESG INC.

By:
Name: Zhi Yang
Title: Chief Executive Officer

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EXHIBIT C — FORM OF PLEDGE AND RESTORATION AGREEMENT

This Pledge and Restoration Agreement (this “Pledge Agreement”) is entered into as of the Closing Date by BevPoint Capital LP (“Pledgor”) in favor of DCG China Limited (“Secured Party”) pursuant to the Control Share Purchase and Transfer Agreement (the “Purchase Agreement”).

1. Collateral. As security for Pledgor’s obligations under the Buyer Note and the restoration obligations in the Purchase Agreement, Pledgor grants Secured Party a first-priority security interest in (a) the 9,641,110 Control Shares acquired from Secured Party, (b) upon issuance, the Control Preferred as after-acquired collateral, (c) any additional restoration securities issued or reserved pursuant to the Purchase Agreement, and (d) proceeds and substitutions of the foregoing (collectively, the “Collateral”). No Company or ESG Provisions asset is Collateral.

2. No Transfer. Until the Buyer Note is paid in full, Pledgor shall not sell, assign, pledge or otherwise encumber the Collateral except pursuant to the Purchase Agreement.

3. Voting Before Default. Before a Restoration Event, Pledgor may exercise voting rights with respect to the Collateral, subject to the Purchase Agreement and Control Preferred certificate of designation.

4. No Pre-Executed Return Transfer Documents. No pre-executed return stock power or return transfer instruction is required before a Restoration Event.

5. Restoration Notice and Transfer. Following a Restoration Event, Secured Party may deliver to Pledgor, the Company and the Transfer Agent a written certification stating that the Buyer Note remains unpaid after the applicable cure period. Pledgor shall promptly execute and deliver all transfer instructions and other documents reasonably required to transfer the Collateral to Secured Party, and the Company shall promptly cooperate with the Transfer Agent and provide any Company instruction or confirmation reasonably necessary to implement the transfer, in each case subject to applicable law and the Purchase Agreement and without further economic consideration.

6. No Disposal of Company Assets. Enforcement of this Pledge Agreement is limited to the Collateral and does not create a security interest in Company or subsidiary assets.

7. Further Assurances. Pledgor authorizes Secured Party to file promptly at or after Closing one or more UCC financing statements describing the Collateral and shall provide the organizational information and execute such additional instruments reasonably necessary to perfect or maintain Secured Party’s security interest, provided such instruments do not expand the economic obligations stated in the Purchase Agreement. If any Collateral is held by a permitted designee before the Buyer Note is paid in full, such designee shall execute a joinder to this Pledge Agreement granting Secured Party the same security interest and agreeing to the same transfer and restoration obligations applicable to Pledgor, and Pledgor shall remain fully liable for all obligations under the Purchase Agreement and this Pledge Agreement.

8. Termination. Upon payment in full of the Buyer Note, this Pledge Agreement terminates automatically and Secured Party shall promptly release its security interest and file or authorize any termination statement reasonably necessary to evidence such release.

9. Governing Law; Venue. Nevada law governs contractual matters; applicable UCC law governs perfection and priority of the security interest. Any action arising from this Pledge Agreement shall be brought in the state or federal courts located in New York County, New York, except where mandatory law requires another forum.

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BEVPOINT CAPITAL LP	DCG CHINA LIMITED
By: BevPoint Group LLC, its General Partner

By:	By:
Name: Chris Sellers	Name: Zhi Yang
Title: Manager	Title: Authorized Representative
Date:	Date:

ACKNOWLEDGED: ESG INC.

By:
Name: Zhi Yang
Title: Chief Executive Officer
Date:

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SCHEDULE 6.2 — SELLER CLOSING LIABILITIES

The Existing Notes are expressly excluded from this Schedule and remain Company obligations under Section 6.1 and the Lender Agreement.

Creditor / Payee	Nature	Amount	Treatment at or Before Closing
Known pre-Closing cash liabilities	Parent-level Company cash liabilities other than Existing Notes	$0 at the execution of the Agreement	Any identified item must be paid, waived or otherwise resolved before Closing, or expressly accepted by Buyer in writing.
Zhi Yang — director one-time equity compensation	One-time restricted stock award approved by the Board before Closing	$18,000 value / 9,528 shares	Issue 9,528 restricted common shares before or substantially concurrently with the Control Share transfer; no remaining post-Closing payable.
Richard Xie — director one-time equity compensation	One-time restricted stock award in recognition of director service from June through September 2026	$12,000 value / 6,176 shares	Issue 6,176 restricted common shares before or substantially concurrently with the Control Share transfer; no remaining post-Closing payable.
Neal Naito — director one-time equity compensation	One-time restricted stock award approved by the Board before Closing	$18,000 value / 9,528 shares	Issue 9,528 restricted common shares before or substantially concurrently with the Control Share transfer; no remaining post-Closing payable.
Zhi Yang — Chief Executive Officer one-time equity compensation	One-time restricted stock award approved by the Board before Closing	$100,000 value / 52,933 shares	Issue 52,933 restricted common shares before or substantially concurrently with the Control Share transfer; no remaining post-Closing payable.
Edward F. Gobora — Chief Financial Officer one-time equity compensation	One-time restricted stock award approved by the Board before Closing	$30,000 value / 15,880 shares	Issue 15,880 restricted common shares before or substantially concurrently with the Control Share transfer; no remaining post-Closing payable.
TOTAL OFFICER/DIRECTOR EQUITY COMPENSATION	Three directors plus Chief Executive Officer and Chief Financial Officer	$178,000 value / 94,045 shares	Aggregate one-time restricted common stock issuance: 94,045 shares. No other accrued officer/director compensation, reimbursement or severance is to remain owing at Closing.

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